UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 23, 2014

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS
As previously announced, as part of an approximately £351.5 million secondary offering (the “Offering”) of ordinary shares of Kennedy Wilson Europe Real Estate plc (“KWE”), Kennedy-Wilson Holdings, Inc., (the “Company”) committed to acquire approximately £46.7 million of KWE’s ordinary shares.  Furthermore, as previously announced, certain employees of the Company in the United States and Europe, including certain executive officers of the Company, committed to acquire approximately £1.1 million of KWE’s ordinary shares.
On October 23, 2014, the Company closed and settled its purchase of £46.7 million of KWE’s ordinary shares and the Company’s employees closed and settled its purchase of £1.1 million of KWE’s ordinary shares.
The Company currently owns approximately 13.3% of the total issued share capital of KWE. A wholly-owned subsidiary of the Company incorporated in Jersey (“KW Manager”) also serves as KWE’s external manager pursuant to an investment management agreement. Under the terms of the investment management agreement, KW Manager is paid a management fee equal to 1% of KWE’s adjusted net asset value (EPRA NAV), half of which is paid in cash and the remainder paid in KWE’s ordinary shares.  As of June 30, 2014 (prior to the Offering), KWE’s adjusted net asset value (EPRA NAV) was £992.9 million.  There can be no assurances that KWE’s adjusted net asset value (EPRA NAV) will not change in the future.
This Current Report on Form 8-K shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, including any securities of KWE.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 23, 2014	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer